EXHIBIT 21.1

LIST OF SUBSIDIARIES

1.	Access Digital Media, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

2.	Core Technology Services, Inc., a New York corporation and a wholly-owned subsidiary of the Company.

3.	Hollywood Software, Inc., d/b/a AccessIT Software, a California corporation and a wholly-owned subsidiary of the Company.

4.	FiberSat Global Services Inc., d/b/a AccessIT Satellite and Support Services, a Delaware corporation and a wholly-owned subsidiary of the Company.

5.	ADM Cinema Corporation d/b/a the Pavilion Theatre, a Delaware corporation and a wholly-owned subsidiary of the Company.

6.	Christie/AIX, Inc., a Delaware corporation and a wholly-owned subsidiary of Access Digital Media, Inc.

7.	UniqueScreen Media Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

8.	Vistachiara Productions Inc., d/b/a The Bigger Picture, a Delaware corporation and a wholly-owned subsidiary of the Company.

9.	Access Digital Cinema Phase 2, Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.

10.	Vistachiara Entertainment, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

11.	PLX Acquisition Corp, Inc., a Delaware corporation and a wholly-owned subsidiary of Hollywood Software, Inc.

12.	Access Digital Cinema Phase 2 B/AIX Corp., a Delaware corporation and a wholly-owned subsidiary of Access Digital Cinema Phase 2, Corp.